Exhibit 16.1

October 3, 2013

United States Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re: Spare Backup, Inc.

Commission File Number: 000-30587

Commissioners:

We have read Item 4.01 of Form 8-K dated October 3, 2013, of Spare Backup, Inc. (the "Company") and are in agreement with the statements contained therein insofar as they relate to our resignation and our audit of consolidated balance sheet of Spare Backup, Inc. (the "Company") as of December 31, 2012, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended.

Very truly yours,

/s/ Li and Company, PC

Li and Company, PC